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                                  EXHIBIT 15.1
                          CONSENT OF DELOITTE & TOUCHE



November 13, 2000

ESG Re Limited
Skandia International House
16 Church Street
Hamilton, Bermuda


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ESG Re Limited and subsidiaries for the periods ended September 30, 2000 and 1999, as indicated in our report dated November 13, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 is incorporated by reference in Registration Statement No. 333-40107 on Form S-8 and in Registration Statement No. 333-76983 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche
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Deloitte & Touche
Dublin, Ireland